TRUST COMPANY AGREEMENT AND PLAN OF MERGER
by and between
The Canandaigua National Bank and Trust Company
and
Five Star Bank
Dated as of March 25, 2006

TRUST COMPANY AGREEMENT AND PLAN OF MERGER

THIS TRUST COMPANY AGREEMENT AND PLAN OF MERGER, dated as of March 25, 2006 (this “Agreement”), is made by and between Five Star Bank, a New York State chartered banking association (“Seller”), and The Canandaigua National Bank and Trust Company, a national banking association (“Purchaser”).

Recitals

WHEREAS, Seller is a wholly owned subsidiary of Financial Institutions, Inc. (“FI”), a bank holding company organized under the laws of the State of New York;

WHEREAS, as soon as practicable following the date hereof, Seller will make application to the Department of Banking of the State of New York (the “Banking Department”) to organize Five Star New York Trust Company, a trust company (“Trust Company”) to be chartered under the laws of the State of New York as a wholly-owned subsidiary of Seller and, following the organization of Trust Company, Seller will petition the Supreme Court of the State of New York, New York County, to have Trust Company substituted in every fiduciary capacity in place of Seller as the trustee and fiduciary with respect to all of the Trust Accounts (as defined herein) pursuant to Section 154 of the New York Banking Law;

WHEREAS, the parties intend that, as soon as practicable following entry of the court order pursuant to Section 154, Trust Company will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into Purchaser (Trust Company and Purchaser are sometimes collectively referred to herein as the “Constituent Corporations”);

WHEREAS, the Boards of Directors of Purchaser and Seller have determined that it is in the best interests of their respective companies and their shareholders to consummate the transactions provided for herein; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

Agreements

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the terms defined in this Article I shall have the meanings assigned to them in this Article I and shall include the plural as well as the singular.

Affiliate – With respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person, and any Subsidiary of such Person. For purposes of this definition, “control” (including with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

Agreement – As defined in the Introduction hereof, including all written disclosures pursuant hereto, amendments hereof and supplements thereof.

Bank Act – As defined in Section 2.1.

Banking Department – As defined in the Recitals.

Burdensome Condition – As defined in Section 8.2(c).

Business Day – Any day except a Saturday, Sunday or any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close. All time periods in this Agreement based on a number of days shall be deemed to refer to calendar days unless the term Business Day is specifically used.

Closing – As defined in Section 10.1(a).

Closing Adjustment Documents – As defined in Section 2.7(a).

Closing Date – As defined in Section 10.1.

Closing Date – As defined in Section 2.6(a).

Constituent Corporations – As defined in the Recitals.

Disagreement – As defined in Section 2.7(b).

Effective Time – As defined in Section 2.2.

Encumbrance – Any lien, pledge, security interest, claim, charge, easement, limitation, commitment, restriction or encumbrance of any kind or nature whatsoever.

Equity Value – The amount of Seller’s initial cash, or cash equivalent, equity investment in Trust Company, as invested by Seller as part of the formation of Trust Company.

Estimated Merger Consideration – Means (i) 2.01% of the aggregate Fair Market Value of the Trust Assets transferred in this transaction as of the close of business three (3) Business Days prior to the Closing Date, plus (ii) the Equity Value.

Fair Market Value – (a) As to any Securities which are listed or admitted to trading on any national securities exchange, on any Business Day, the amount equal to (i) the last sale price of such Securities, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Securities are then listed or admitted to trading, or (ii) as to Securities which are not then listed or admitted to trading on any national securities exchange but are reported through the automated quotation system of a registered securities association, the last trading price of such Securities on such date, or if there shall have been no trading on such date, the average of the closing bid and asked prices of such Securities on such date as shown by such automated quotation system, and (b) as to any other property on any date, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

Federal Funds Rate – For any period, the rate per annum (expressed on a basis of calculation of actual days in a year) equal to the average during such period of the average of the daily high and low rates on overnight federal funds transactions on each day (or for any day that is not a Business Day, for the immediately preceding Business Day) during such period, as published by the Federal Reserve Bank of New York.

Fees – With respect to any Trust Account, all fees which Seller is entitled to receive with respect to such Trust Account pursuant to the Governing Agreements, including, without limitation, all account administration fees (whether payable annually, quarterly, monthly or otherwise) and any asset administration fees.

GAAP – With respect to any financial statement, generally accepted accounting principles as used in the United States of America as in effect at the time such financial statement was prepared.

Governing Agreements – All trusts, wills, contracts, resolutions, agreements and other written documentation pursuant to which the Trust Accounts have been established and/or are governed, including any amendments thereto.

Governmental Entity – Any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States or any other nation, whether federal, state or local.

Indemnified Party – As defined in Section 7.2(a).

Indemnifying Party – As defined in Section 7.2(a).

Independent Accounting Firm- Freed Maxick & Battaglia, P.C.

Injunction – As defined in Section 8.1(b).

Knowledge – A person shall be deemed to have knowledge of a fact, circumstance or event when it is actually known, without a duty of investigation, to such person.

Losses – Any and all after-tax costs, losses, taxes, liabilities, obligations, damages, lawsuits, claims, demands and expenses (including Third-Party Claims), including reasonable attorney’s fees and all amounts paid in investigation, defense or settlement of any of the foregoing. Notwithstanding anything in this Agreement to the contrary, no party hereto shall be required to indemnify or hold harmless any other party hereto or otherwise compensate any other party hereto for Losses with respect to exemplary, consequential, special, indirect or punitive damages, including any loss theories based on a multiple of purchase price or lost profits.

Material Adverse Effect — A material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the entity with respect to which the effect occurs, other than any effect relating to (a) the general business, economic, political, social or regulatory conditions, or the financial, banking or securities markets, in the localities, or regions where Seller operates, (b) the industry in which Seller operates in general and not specifically relating to Seller, (c) the announcement of this Agreement or of the intention to sell the Trust Company, or (d) the transactions contemplated by this Agreement.

Merger – As defined in the Recitals.

Merger Consideration –An amount equal to (i) 2.01% of the aggregate Fair Market Value of the Trust Assets transferred in this transaction as of the close of business in the Business Day immediately preceding the Closing Date, plus (ii) the Equity Value.

Non-objecting Trust Account – Any Trust Account with respect to which the Trust Company is named the successor trustee pursuant to the Section 154 Order.

Notice Date – As defined in Section 2.6(b).

Notice of Disagreement – As defined in Section 2.7(b).

NYBL – The New York Banking Law.

OCC – As defined in Section 2.2.

Person – Any individual, corporation, company, limited liability company, partnership (limited or general), joint venture, association, trust or other entity.

Purchaser – As defined in the Introduction.

Records – All Governing Agreements and all records (in whatever form or media) and original documents in Seller’s or Trust Company’s possession or under their control which pertain to and/or are or have at any time been utilized by Seller or Trust Company to administer, reflect, monitor, evidence or record information (including, but not limited to, information regarding transactions in or with respect to, and federal and state income tax returns for, such Trust Accounts and Trust Asset Portfolio) respecting the Trust Accounts and the Trust Asset Portfolio and all such records and original documents respecting the Non-objecting Trust Accounts.

Requisite Regulatory Approvals – As defined in Section 8.1(a).

Section 154 Order – The order of the Supreme Court entered in connection with the Section 154 Petition substituting Trust Company for Seller in every fiduciary capacity designated therein with respect to the Non-objecting Trust Accounts.

Section 154 Petition – The petition to the Supreme Court to be filed by Seller and Trust Company in accordance with Section 154 of the NYBL, pursuant to which Trust Company will be substituted in every existing fiduciary capacity for Seller with respect to all Non-objecting Trust Accounts.

Securities – Any (a) privately or publicly issued capital stock, bonds, notes, debentures, commercial paper, bank acceptances, trade acceptances, trust receipts and other obligations, partnership interests, instruments or evidences of indebtedness commonly referred to as securities, warrants, options, including puts and calls or any combination thereof and the writing of such options and (b) commodities and commodity futures contracts or options, foreign exchange and foreign exchange futures contracts or options, other futures contracts or options of any kind whatsoever, including any such contract relating to a financial or other index of any kind, rights with respect to any of the foregoing, and any other arrangements for investment of financial instruments that may from time to time be available to the public or to any individual.

Seller – As defined in the Introduction.

Subsidiary – With respect to any Person, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, which is required by GAAP to be consolidated with such Person for financial reporting purposes.

Supplemental Settlement – As defined in Section 2.8.

Supplemental Settlement Date – As defined in Section 2.8.

Supreme Court – The Supreme Court of the State of New York, Monroe County.

Surviving Bank – As defined in Section 2.1.

Systems Records – All accounting information, reports, books, records, statements and data regularly maintained on microfiche, electronic information systems or electronic storage media, separately specifying or accounting for each Trust Account.

Third Party Claim – As defined in Section 7.2(a).

Trust Account – Any of the trust or fiduciary accounts or relationships disclosed pursuant to Section 3.10(c) for which Seller acts as a fiduciary and any additional such accounts or relationships as Purchaser agrees in writing to be included as additional Trust Accounts in accordance with Section 6.5.

Trust Assets – With respect to any Trust Account, the cash, properties, assets, deposits, funds, investments, agreements, bills, notes, Securities, instruments, demands, contracts and rights that are administered, utilized, or held for payment to or other benefit of other persons (whether or not constituting all or a portion of the corpus of any trust) by Seller as fiduciary, custodian or trustee, pursuant to or in connection with such Trust Account.

Trust Asset Portfolio – All Securities and other Trust Assets held in the Non-objecting Trust Accounts.

Trust Company – As defined in the Recitals.

Trust Company Common Stock – As defined in Section 2.4.

Trust Party – As defined in Section 6.8.

ARTICLE II

THE MERGER

2.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the provisions of the National Bank Act, 12 U.S.C. 215a, as amended, (the “Bank Act”), at the Effective Time, Trust Company shall merge with and into Purchaser. Purchaser shall be the surviving bank (hereinafter sometimes called the “Surviving Bank”) in the Merger, and shall continue its corporate existence under the laws of the United States. The name of the Surviving Bank shall continue to be The Canandaigua National Bank and Trust Company. At the Effective Time, the separate corporate existence of Trust Company shall terminate and all its assets shall rest in Purchaser without any conveyance or transfer, and Purchaser shall be responsible for all the liabilities of each of the Constituent Corporations existing as of the Effective Time.

2.2 Effective Time.

The Merger shall become effective on the effective date specified in the official certification of the Office of the Comptroller of the Currency (“OCC”) authorizing the Merger, which shall be no earlier than, and as soon as practicable after, the effective date and time of the Section 154 Order. The term “Effective Time” shall be the date and, if any, the time set forth in this official certification.

2.3 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in the Bank Act.

2.4 Conversion of Trust Company Common Stock.

At the Effective Time, the 2,000 shares of common stock, $1,000 par value, of Trust Company (the “Trust Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the Merger Consideration. All of the shares of Trust Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the certificate previously representing such shares of Trust Company Common Stock shall thereafter only represent the right to receive the Merger Consideration into which the shares of Trust Company Common Stock represented by such certificate have been converted pursuant to this Section 2.4.

2.5 Merger Consideration.

As consideration for its efforts and expenses incurred in establishing the Trust Company, and for its agreement hereunder to use reasonable efforts to transfer the Non-objecting Trust Accounts to the Trust Company prior to the Closing Date, to not compete with Purchaser following the Closing as provided in Section 6.8 hereof, and to otherwise assist in the transfer of the Non-objecting Trust Accounts from Trust Company to Purchaser, Purchaser shall pay Seller the Merger Consideration. The parties intend that the Merger be treated as an asset purchase for federal income tax purposes. The parties shall use their best efforts to agree as soon as practicable, but in no event more than sixty (60) days after the Closing Date, to an allocation of the Merger Consideration in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. Such allocation shall be reflected on a schedule or certificate to be executed by each of the parties and delivered in accordance with this Section 2.5 hereof. The parties shall file all applicable tax returns and other documents, including IRS Form 8594, in accordance with the agreed allocation and will not adopt or otherwise assert tax positions inconsistent therewith (unless required to do so under applicable law). Purchaser shall deliver to Seller a copy of a completed IRS Form 8594 as soon as practicable following the Closing Date but in no event more than 90 days thereafter.

2.6 Payment of Estimated Merger Consideration and Equity Value at Closing.

(a) At the Closing, Purchaser shall deliver, or cause to be delivered to Seller (by wire transfer to such account as Seller shall designate in writing at least three (3) Business Days prior to the Closing Date) an amount equal to (i) 90% of the Estimated Merger Consideration (other than the Equity Value), plus (ii) 100% of the Equity Value (clauses (i) and (ii), collectively, the “Closing Date Payment”).

(b) At least two (2) Business Days prior to the Closing Date (the “Notice Date”), the Seller shall prepare and deliver to the Purchaser:

(i)	a list of the Non-objecting Trust Accounts, which list shall set forth (A) with respect to each such account, (1) each Security held in such account as of the Notice Date, (2) the Fair Market Value as of the Notice Date of each such Security, (3) each Trust Asset which is not a Security held in each such account and (4) the Fair Market Value as of the Notice Date of each such Trust Asset and (B) the aggregate Fair Market Value of the Trust Asset Portfolio as of the Notice Date;

(ii) the location(s) of all non-liquid assets included in the Trust Accounts; and

(iii) a pro forma estimated balance sheet for Trust Company as of the Notice Date prepared in accordance with GAAP (reflecting the Trust Company after giving effect to the transfer of the Trust Accounts to the Trust Company).

The materials to be delivered pursuant to this Section 2.6(b) and pursuant to Section 2.7(a) reflecting the Non-Objecting Trust Accounts, the fees with respect thereto, the Trust Assets held in such accounts and the Fair Market Value of each such asset shall be substantially in the form of the disclosure made pursuant to Section 3.10(c) hereof.

2.7 Closing Adjustment Documents.

(a) As soon as reasonably practicable following the Closing Date, and in no event more than 30 days, thereafter, Purchaser shall prepare and deliver to Seller:

(i) a list of the Non-objecting Trust Accounts, which list shall set forth (A) with respect to each such account, (1) each Security held in such account as of the Closing Date, (2) the Fair Market Value as of the Closing Date of each such Security, (3) each Trust Asset which is not a Security held in each such account, and (4) the Fair Market Value as of the Closing Date of each such Trust Asset and (B) the aggregate Fair Market Value of the Trust Asset Portfolio as of the Closing Date; and

(ii) a calculation setting forth in reasonable detail the calculation of the Merger Consideration; and

(iii) a document setting forth in reasonable detail the calculations contemplated by Section 2.8 below ((i) – (iii), collectively the “Closing Adjustment Documents”).

The parties shall cooperate in the preparation of the Closing Adjustment Documents in accordance with this Section 2.7 and Section 2.8 hereof, including such additional documents as may be necessary to calculate the Merger Consideration. Without limiting the generality of the foregoing, each party shall provide the other party and its designees with reasonable access to its records, personnel and representatives which relate to the Trust Asset Portfolio and such other information as the other party may require in connection with the preparation or review, as the case may be, of the Closing Adjustment Documents and with respect to the resolution of any Disagreement (as defined below).

(b) Within twenty days after delivery of the Closing Adjustment Documents to Seller, Seller may dispute all or any portion of the Closing Adjustment Documents by giving written notice (a ’’Notice of Disagreement”) to Purchaser setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a “Disagreement”). The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If Seller does not give a Notice of a Disagreement in accordance with the provisions of the first sentence of this paragraph (b) within the twenty-day period set forth therein, Seller shall be deemed to have irrevocably accepted the Closing Adjustment Documents in the form delivered to Seller by Purchaser.

(c) If Seller shall deliver a Notice of Disagreement and Purchaser shall not dispute all or any portion of such Notice of Disagreement by giving written notice to Seller setting forth in reasonable detail the basis for such dispute within twenty days following the delivery of such Notice of Disagreement, Purchaser shall be deemed to have irrevocably accepted the Closing Adjustment Documents as modified in the manner described in the Notice of Disagreement. If Purchaser disputes all or any portion of the Notice of Disagreement within the twenty-day period described in the previous sentence, and within twenty days following the delivery to Seller of the notice of such dispute Seller and Purchaser do not resolve the Disagreement (as evidenced by a written agreement between them), such Disagreement shall be referred to the Independent Accounting Firm for resolution of such Disagreement in accordance with the terms of this Agreement. If Seller and Purchaser do not promptly agree on the selection of an Independent Accounting Firm, their respective independent public accountants shall select such firm. The determinations made by the Independent Accounting Firm with respect to any Disagreement shall be final and binding upon the parties and the amount so determined shall be used to complete the final Closing Adjustment Documents. Seller and Purchaser shall use their best efforts to cause the Independent Accounting Firm to render its determination as soon as practicable after referral of the Disagreement to such firm, and each shall cooperate with such firm and provide such firm with reasonable access to the books, records, personnel and representatives of it and its Subsidiaries and such other information as such firm may require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this paragraph (c) shall be paid one-half by Seller and one-half by Purchaser.

2.8 Supplemental Settlement; Additional Merger Consideration.

Promptly after the Closing Adjustment Documents have been finally determined in accordance with Section 2.7 hereof, but in no event later than five Business Days following such final determination (the “Supplemental Settlement Date”), the parties hereto shall effect a supplemental settlement (the “Supplemental Settlement”), either by telephone or in person at a mutually convenient location. If the Merger Consideration as reflected in the Closing Adjustment Documents is greater than the Closing Date Payment, Purchaser shall wire transfer in immediately available funds to an account specified by Seller on the Supplemental Settlement Date an amount equal to the difference between the Final Merger Consideration and the Closing Date Payment. If the Merger Consideration as reflected in the Closing Adjustment Documents is less than the Closing Date Payment, Seller shall wire transfer in immediately available funds to an account designated by Purchaser on the Supplemental Settlement Date an amount equal to the difference between the Closing Date Payment and the Final Merger Consideration.

2.09 Purchaser Bank Common Stock.

The shares of common stock, par value $20.00 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall remain issued, outstanding and unchanged after the Merger.

2.10 Articles of Association.

At the Effective Time, the Articles of Association of Purchaser, as in effect at the Effective Time, shall be the Articles of Association of the Surviving Bank.

2.11 By-Laws.

At the Effective Time, the By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Bank until thereafter amended in accordance with applicable law.

2.12 Directors and Officers.

The directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the By-Laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

3.1	Corporate Organization.

(a) Seller is a New York banking association duly organized, validly existing and in good standing under the laws of the State of New York. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the conduct of Seller’s business with respect to the Trust Accounts.

(b) Upon its formation, Trust Company will be a trust company duly organized, validly existing and in good standing under the laws of the State of New York, with its principal office located in East Rochester, New York. Upon its formation, Trust Company will have the corporate power and authority to be substituted in every fiduciary capacity in place of Seller with respect to the Trust Accounts, to act in such capacity thereafter and to conduct the business with respect to the Trust Accounts as currently conducted by Seller.

(c) The minute books of Trust Company will contain true, complete and accurate records of all meetings and other corporate actions held or taken by the sole stockholder and the Board of Directors of Trust Company.

3.2 Capitalization.

Upon its formation, the authorized capital stock of Trust Company will consist of 2,000 shares of Trust Company Common Stock, $1,000 par value per share, and no shares of preferred stock. Upon its formation, Trust Company will issue 2,000 shares of Trust Company Common Stock to Seller. As of the Closing Date, all of the issued and outstanding shares of Trust Company Common Stock will have been duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, except as provided in Section 114 of the NYBL. As of the Closing Date, all of the outstanding shares of Trust Company Common Stock will be owned by Seller, free and clear of all Encumbrances, contracts, rights, options and assignments whatsoever. As of the Closing Date, no shares of Trust Company Common Stock will be reserved for issuance, and Trust Company will not have and will not be bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Trust Company Common Stock or any other equity security of Trust Company or any securities representing the right to purchase or otherwise receive any shares of Trust Company Common Stock or any other equity security of Trust Company.

3.3 Assets and Trust Assets.

(a) At the Closing, Trust Company will have no assets, liabilities (whether absolute, contingent, accrued or otherwise), properties, contracts, rights, obligations, or debts, other than cash or short-term cash equivalents constituting Trust Company’s capitalization, and such other rights and obligations as may exist pursuant to the Governing Agreements in respect of the Non-objecting Trust Accounts.

(b) At the Closing, Trust Company will hold no Trust Assets other than the Trust Assets of the Non-objecting Trust Accounts, and the Trust Assets delivered to Purchaser hereunder with respect to each Non-objecting Trust Account will constitute all of the Trust Assets required by the Governing Agreements to be held in such Non-objecting Trust Accounts.

(c) At the Closing, Trust Company shall have engaged in no operations other than those related to its organization and capitalization.

3.4 Authority; No Violation.

(a) Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery of this Agreement by Purchaser) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Upon its formation, Trust Company will have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Trust Company of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly approved by the Board of Directors of Trust Company and by Seller as sole stockholder of Trust Company, and, upon such approvals, no other corporate proceedings on the part of Trust Company will be necessary to consummate the transactions contemplated hereby. This Agreement will be duly and validly executed and delivered by Trust Company and (assuming due authorization, execution and delivery of this Agreement by Purchaser) will constitute a valid and binding obligation of Trust Company, enforceable against Trust Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by either Seller or Trust Company, nor the consummation by either Seller or Trust Company of the transactions contemplated hereby, nor compliance by Seller or Trust Company with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the organization certificate or by-laws of Seller or Trust Company, or (ii) assuming that the consents, permits, authorizations, approvals, filings and registrations referred to in Section 3.6 and Section 4.3 hereof are duly obtained, (x) violate any standard of common law applicable to Seller or Trust Company, or any material statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or Trust Company or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under or the creation of any Encumbrance upon any of the respective properties or assets of Seller or Trust Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement (including, without limitation, any Governing Agreement) or other instrument or obligation to which Seller or Trust Company is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of the clause (y), for such violations, conflicts, breaches or defaults (other than those with respect to any Governing Agreement) which, either individually or in the aggregate, would not have a Material Adverse Effect on the Non-objecting Trust Accounts (considered in the aggregate) or on Seller’s or Trust Company’s (a) rights under or with respect to any such Governing Agreements or (b) ability to consummate the transactions contemplated hereby.

3.5 Good Standing and Compliance Under Governing Agreements.

(a) As of the date hereof, Seller has been validly appointed and is the duly acting trustee with respect to each of the Trust Accounts and in such capacity has valid legal title to the Trust Assets. Seller has not taken any action, nor has Seller omitted to take any action, which would cause it to be subject to disqualification or removal from any capacity that it now occupies with respect to any of the Trust Accounts, nor has Seller been so disqualified or removed from any such capacity.

(b) Seller has made available to Purchaser true (to Seller’s knowledge) copies of all Governing Agreements in the possession of Seller. All of the various Governing Agreements to which Seller is a party were duly executed and delivered by it. All of the Governing Agreements constitute valid and binding obligations of Seller and, to Seller’s knowledge, each of the other parties thereto, enforceable against Seller and, to Seller’s knowledge, each such other party in accordance with their respective terms, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally. No party under any Governing Agreement with respect to a Non-objecting Trust Account will have any right to remove or replace Purchaser as trustee, or to appoint any co-trustee, with respect to any Trust Account solely as a result of the Merger and the other transactions contemplated hereby.

(c) Seller has performed, in all material respects, all duties and obligations, made all determinations and complied, in all material respects, with all administrative procedures required to be performed or made by it under each of the Governing Agreements with respect to the Trust Accounts.

3.6 Consents and Approvals.

(a) Except for (i) the filing of an application by Seller with the Banking Department requesting approval to organize Trust Company under the NYBL (and, if so required by the Banking Department, a separate application to expand Seller’s parent bank holding company), and approval of such applications, (ii) the required notices to, or consents or approvals from, the Governmental Entities listed on Schedule 3.6(a), including the FDIC, if applicable, and (iii) the filing with the Supreme Court of the Section 154 Petition and the issuance by the Supreme Court of the Section 154 Order, no consents, permits, approvals, authorizations or orders of or filings or registrations with any Governmental Entity or with any third party (including, without limitation, any party to any Governing Agreement) are required to be obtained or made by or on behalf of Seller or Trust Company in connection with (1) the execution and delivery by Seller and Trust Company of this Agreement and (2) the consummation by Seller or Trust Company of the Merger and the other transactions contemplated hereby (including without limitation the succession by Trust Company to all of the rights and obligations of Seller as fiduciary with respect to the Non-objecting Trust Accounts).

(b) As of the date hereof, Seller is not aware of any reasons relating to Seller or Trust Company why all consents and approvals (including the approval of the Banking Department with respect to the organization of the Trust Company, the entry by the Supreme Court of the Section 154 Order (except for any objections that may be received from the New York Attorney General or any trust beneficiaries) and the consents listed on Schedule 3.6(a)) will not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the Merger and the other transactions contemplated by this Agreement (including without limitation the succession by Trust Company to all of the rights and obligations of Seller as fiduciary with respect to the Non-objecting Trust Accounts).

3.7 Regulatory Reports; Examinations.

At Closing, Trust Company will have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity and will have paid all fees and assessments due and payable in connection therewith. The most recent Banking Department examination rating of Seller’s trust operations have been not less than “satisfactory”. No Governmental Entity has initiated any proceeding or, to the knowledge of Seller, investigation into the business or operations of Trust Company or the business and operations of Seller with respect to the Trust Accounts. There is no unresolved violation, criticism or exception asserted by any Governmental Entity with respect to any report or statement relating to any examinations of Seller or Trust Company with respect to the Trust Accounts or the operations of Seller or Trust Company related thereto.

3.8 Broker’s Fees.

Except for the engagement by Seller of DWQ Associates, Ltd., neither Seller nor Trust Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

3.9 Legal Proceedings.

(a) Neither Seller nor Trust Company is a party to any, and there are no pending or, to Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Trust Company or Seller (which proceedings, claims, actions or investigations, in the case of Seller, involve or relate in any manner to the Trust Accounts, other than accounting proceedings), or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Trust Company or Seller (which, in the case of Seller, involves or relates in any manner to the Trust Accounts).

(c) Seller has delivered to Purchaser a list of all pending accounting proceedings known to it relating to the Trust Accounts, if any, setting forth account name, account number, amount of Trust Assets involved and (if known) the attorneys representing Seller.

3.10 Administration of the Trust Accounts.

(a) Seller and Trust Company have properly administered in all material respects all of the Trust Accounts in accordance with the terms of the Governing Agreements, applicable state and federal statutory laws and regulations and applicable common law fiduciary standards (including standards with respect to conflicts of interest and self-dealing). To Seller’s knowledge, neither Seller nor Trust Company nor any of their respective directors, officers or employees has committed any breach of trust with respect to any of the Trust Accounts.

(b) Seller has disclosed to Purchaser on Schedule 3.10(b) any arrangements it has put in place for certain of its employees in connection with the Merger.

(c) Seller has provided Purchaser a true, correct and complete listing, as of February 28, 2006, of all of the Trust Accounts, the Trust Assets and the Fair Market Value of the Trust Assets held in such Trust Accounts together with the account number, the Fair Market Value of the assets under management as of such date, the Fees paid and accrued year-to-date with respect to each Trust Account as of such date. That listing accurately presents, and the updates of same delivered in accordance with Section 6.5 hereof will accurately present, as of the dates thereof, the foregoing information.

(d) To Seller’s knowledge, there is no default existing under any Governing Agreement and there is no event of default (as defined in any such Governing Agreement) or event, which with the lapse of time or giving of notice, or both, would constitute an event of default under any Governing Agreement.

3.11 Compliance with Applicable Law.

Each of Seller and Trust Company holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and operations with respect to the Trust Accounts under and pursuant to all, and in the conduct of such business and operations has complied in all material respects with and has been and is not in violation or default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity, and Seller has not received written notice of, any violations of any of the above.

3.12 Records.

The Records and the Systems Records relating to the Trust Accounts (a) have been maintained in all material respects in accordance with Seller’s policies and procedures in effect on the date hereof, applied on a consistent basis, (b) are accurate and complete in all material respects, and (c) provide in all material respects an accurate and complete separate record for each Trust Account’s Trust Assets.

3.13 Files.

Seller’s files relating to the Trust Accounts contain copies of all Governing Agreements that are in Seller’s possession or under its control and all other material documentation within its possession or under its control regarding Seller’s performance of and compliance with its duties and obligations under the Governing Agreements, including, without limitation, all material correspondence within Seller’s possession or under its control between Seller and other persons relating to any of the Trust Accounts.

3.14 Fees.

Seller’s fee arrangements in effect as of the date of this Agreement with respect to the Trust Accounts are enforceable in accordance with the terms of the applicable Governing Agreements, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally. There shall be no Fees or administrative charges associated with the actions described in Section 6.1(c) and there shall be no Fees or other charges associated with the post-Closing transfer of Trust Account assets to accounts designated by Purchaser.

3.15 Financial Information.

(a) All written financial and accounting information previously furnished or to be furnished by Seller to Purchaser in connection with the transactions contemplated by this Agreement is and will be accurate and complete in all material respects as of the dates and for the periods specified therein.

(b) The books of account of Seller with respect to the Trust Accounts have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(c) At the Effective Time, Trust Company will have no liabilities, absolute or contingent, of any kind, other than those contingent liabilities relating to its ownership of the Trust Assets and administration of the Trust Accounts.

3.16 Full Disclosure.

This Agreement and the written disclosures delivered by or on behalf of Seller hereunder are true, correct and complete in all material respects. No representation or warranty of Seller contained in this Agreement or such written disclosures hereto contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1	Organization.

Purchaser is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the ability of Purchaser to consummate the Merger and to provide trust services to the Trust Accounts.

4.2 Authority; No Violation.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery of this Agreement by Seller) constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Association or by-laws of Purchaser or (ii) assuming the consents, permits, authorization, approvals, filings and registrations set forth in Section 4.3 are obtained or made, (A) violate any standard of common law applicable to Purchaser or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its properties or assets or (B) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under or the creation of any Encumbrance upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which its properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated hereby.

4.3 Consents and Approvals.

(a) Except for (i) the filing of an application with the OCC and, if applicable, the FDIC in connection with the Merger and the approval of such applications, and (ii) the consents and approvals from Governmental Entities listed on Schedule 4.3(a), no consents, permits, authorizations, approvals or orders of, or filings or registrations with, any Governmental Entity or with any third party are required to be obtained or made by or on behalf of Purchaser in connection with (1) the execution and delivery by Purchaser of this Agreement or (2) the consummation of the Merger and the other transactions contemplated hereby.

(b) As of the date hereof, Purchaser is not aware of any reasons relating to Purchaser why all consents and approvals (including the approval of the OCC and, if applicable, the FDIC, with respect to the Merger application and the consents and approvals listed on Schedule 4.3(a)) will not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for the consummation of the Merger and the other transactions contemplated by this Agreement.

4.4 Financing.

On or prior to the Closing Date, Purchaser will have sufficient funds to enable Purchaser to consummate the transactions contemplated hereby.

4.5 Broker’s Fees.

Neither Purchaser nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finders’ fees in connection with any of the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of Seller.

(a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Purchaser, Seller (and, following the entry by the Supreme Court of the Section 154 Order, Trust Company) shall carry on its business and operations with respect to the Trust Accounts in the ordinary course consistent with past practice in compliance with all applicable law and regulations and in compliance with the Governing Agreements and shall not modify its Fee schedule or increase the individual Fees applicable to any of the Trust Accounts. Seller (and, following the entry by the Supreme Court of the Section 154 Order, Trust Company with respect to the Non-objecting Trust Accounts) will use its reasonable best efforts to (x) preserve its business with respect to the Trust Accounts intact and (y) preserve for itself the goodwill of all Persons with whom fiduciary and business relationships exist under the Trust Accounts, provided that the filing of an objection with respect to any Trust Account during the Section 154 proceedings shall not in itself be deemed to constitute a breach of the covenants contained in this Section 5.1.

(b) Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or consented to in writing by Purchaser, during the period from the date of this Agreement through the Effective Time, Seller shall not, and shall not permit Trust Company to (i) reduce or agree to reduce any Fees or other compensation payable with respect to any Trust Account unless such reduction is required under the Governing Agreements or (ii) otherwise amend any Governing Agreement unless such amendment is requested by a beneficiary of the Trust Account or a party to the Governing Agreement other than Seller and otherwise is permitted under the Governing Agreement.

5.2 Covenants of Trust Company.

Prior to the Effective Time, Trust Company shall take no action other than as contemplated by this Agreement or as shall be necessary to effect the transactions contemplated by this Agreement or to carry on the business with respect to the Trust Accounts in the ordinary course consistent with the past practice of Seller with respect to such accounts. All cash money accounts and securities accounts of the Trust Accounts will be in balance as of the Closing Date, except for overdrafts incurred in the ordinary course of Seller’s personal trust business.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 Commercial Efforts.

(a) Subject to the terms and conditions hereof, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Section 154 Order, the Merger and the other transactions contemplated by this Agreement.

(b) In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, to validly appoint Purchaser as trustee of the Trust Accounts, to vest Purchaser with valid legal title to any of the Trust Assets or to otherwise enable Purchaser to lawfully administer the Non-objecting Trust Accounts, Seller and Trust Company shall reasonably cooperate with Purchaser and shall take all such lawful and necessary action as may be reasonably required. Seller and Trust Company shall promptly provide such information and reasonable assistance as may be requested by Purchaser in connection with the foregoing.

(c) Seller agrees to assist Purchaser in the orderly transfer of trust administration business and conversion of the related data files and Records associated with the business and acknowledges that Purchaser may use a trust administration operating system different from its own. To the extent its Records allow, Seller agrees to provide reasonable assistance and information to Purchaser’s authorized agents and to provide reasonable assistance in trial runs of Purchaser’s operating system. In the event that the parties mutually agree that it would be desirable to effect the Merger prior to the time when Purchaser has concluded that a safe and sound conversion of the trust Accounts to administrative systems selected by Purchaser can be effected, the parties agree to negotiate in good faith a transitional services agreement whereby Seller will continue to provide administrative services (but not perform fiduciary duties) with respect to the Trust Accounts until such time as set forth in the transitional services agreement.

6.2 Regulatory and Other Matters.

(a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, authorizations and orders of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Seller shall be responsible for obtaining all such permits, consents, approvals, authorizations and orders in connection with the organization of Trust Company and the substitution of Trust Company as fiduciary with respect to the Trust Accounts, including but not limited to, (i) the approval of the Banking Department with respect to the organization of Trust Company, (ii) the entry by the Supreme Court of the Section 154 Order and (iii) the consents listed on Schedule 3.6(a). Purchaser shall be responsible for obtaining all such permits, consents, approvals, authorizations and orders that are required by it in connection with the Merger, including but not limited to (i) the approval of the OCC and, if applicable, the FDIC of the Merger and (ii) the issuance by the OCC of a certificate authorizing the Merger, and all costs and expenses associated therewith shall be borne by Purchaser. Purchaser and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Purchaser, Seller or Trust Company, as the case may be, which appear in any filing, application or petition made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide Seller with a right to review any information provided by Purchaser, or Purchaser with a right to review any information provided by Seller, to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals, authorizations and orders of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Purchaser shall have the right to review and to approve all written materials to be used by Seller in connection with obtaining all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the application to the Banking Department in connection with the organization of Trust Company, the Section 154 Petition and any notices mailed or published in accordance with Section 154 of the NYBL). Seller shall have the right to review and to approve all written materials to be used by Purchaser in connection with obtaining all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the application to the OCC for approval of the Merger). In exercising the foregoing rights and obligations, each of the parties hereto shall act reasonably and as promptly as practicable.

(b) Purchaser and Seller shall, upon request, furnish each other with all reasonable information concerning themselves, their respective Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Seller, Trust Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide Seller with a right to any information provided by Purchaser, or Purchaser with a right to any information provided by Seller, to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby.

(c) Purchaser and Seller shall promptly advise each other upon receiving (i) any communication from any Governmental Entity whose consent, authorization or approval is required for consummation of the transactions contemplated by this Agreement that relates to such consent, authorization or approval or (ii) any communication from any third party made in connection with any such consent, authorization or approval (including, in the case of Seller or Trust Company, any written objection with respect to the Section 154 Petition).

6.3 Access to Information.

(a) During the period from the date hereof to the Closing Date, subject to applicable laws relating to the exchange of information, Seller shall, and shall cause Trust Company to, authorize and permit Purchaser and its representatives, accountants and counsel to have reasonable access to the Records, and, to the extent reasonably necessary, shall make available Seller’s representatives to respond to questions regarding the Records. In connection with such examination and access, Purchaser agrees to observe any confidentiality agreements known to it between Seller and third parties related to such information. The information and access contemplated by this Section 6.3(a) shall be provided during normal business hours, upon reasonable written or oral notice and in such manner as will not unreasonably interfere with the conduct of Seller’s or its Subsidiaries’ businesses.

(b) For purposes of Purchaser’s investigation pursuant to this Section 6.3(b), Seller upon reasonable written or oral notice shall use its reasonable efforts to attempt to cause any third party under contract to Seller to furnish to Purchaser, and to its authorized representatives, reasonable access to such party’s books, records and properties, including, without limitation, all investment, regulatory, financial, accounting, and tax records and files relating to the administration of the Trust Accounts, and all files, computer records and account information necessary for the conversion after the Closing Date of the Trust Accounts, from the operating systems of Seller to such systems as Purchaser may designate. To the extent necessary, Seller shall use its reasonable efforts to attempt to cause any third party servicer or other third party to provide access to such party’s premises and adequate space and facilities and the cooperation of its personnel, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. Any such investigation or examination pursuant to this Section 6.3(b) shall be at Purchaser’s expense. Without limiting any of the foregoing, Purchaser and its authorized representatives shall be specifically entitled to conduct (and Seller shall use its reasonable efforts to attempt to enable it to conduct) tests of any matters as they deem reasonably appropriate.

(c) Any information furnished by Seller or any third party service provider to Purchaser and its representatives pursuant hereto shall be treated as the sole property of Seller and, if the Merger shall not occur, Purchaser and its representatives shall return to Seller all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Purchaser shall, and shall use its reasonable best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (a) was already in Purchaser’s possession prior to the disclosure thereof by Seller; or (b) was then generally known to the public or (c) was disclosed to Purchaser by a third party not known by Purchaser to be bound by an obligation of confidentiality that was known or should have been known by Purchaser; or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, Purchaser is nonetheless compelled to disclose information concerning Seller to any Governmental Entity or else stand liable for contempt or suffer other censure or penalty, Purchaser may following written notice to Purchaser disclose such information to such Governmental Entity without liability hereunder. Purchaser shall promptly notify Seller in writing of any request by any Governmental Entity for disclosure of any information required to be kept confidential hereunder.

(d) No investigation by Purchaser shall affect the representation, warranties, covenants or indemnification obligations of Seller which are contained herein and each such provision shall survive investigation.

6.4 Legal Conditions to Transaction.

Subject to the terms and conditions of this Agreement, each of Purchaser and Seller shall, and Seller shall cause Trust Company to, use its reasonable best efforts: (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such parties or their respective Subsidiaries with respect to the transactions contemplated by this Agreement and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Purchaser, Seller or Trust Company, or any of their respective Subsidiaries, in connection with the transactions contemplated by this Agreement, provided, however, that neither Seller nor Purchaser shall be required to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order or approval or exemption is likely, in the reasonable, good faith opinion of such party’s Board of Directors, to result in the imposition of a Burdensome Condition.

6.5 Current Information.

During the period from the date of this Agreement to the Closing Date, Seller will cause one or more of its designated representatives to confer periodically with representatives of Purchaser and to report the general status of its ongoing business and operations with respect to the Trust Accounts. Seller will provide Purchaser within five Business Days of the end of each month after the date of this Agreement and prior to the Closing Date, an updated listing of the Trust Accounts and will promptly notify Purchaser of any material change in the Trust Accounts and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of any litigation involving or relating to any of the Trust Accounts, and will keep Purchaser fully informed of such events.

6.6 Publicity.

Except as may be required by applicable law or by the rules or regulations of any Government Entity or securities exchange, neither Seller nor Purchaser shall, directly or indirectly, make or cause to be made any public announcement or disclosure, or issue any notice, with respect to any of the transactions contemplated hereby without the prior review of the other party. In any event, prior to any such announcement or disclosure, the party intending to make such disclosure will consult with the other party concerning such disclosure. Without limiting the generality of the foregoing, each party shall submit to the other copies of any proposed notice or announcement with respect to the transactions contemplated hereby or Seller’s activities relating to the Trust Accounts at least two Business Days prior to its first use and provide the other an opportunity to comment on any such notice or announcement before its first use. Both Seller and Purchaser will limit the distribution of information relative to this transaction to those persons who need to be aware of the Agreement for the performance of their duties and will consult with each other before issuing any press releases or making any public statement to any rating agency with respect to the transactions contemplated hereby.

6.7 Seller’s Expenses.

None of the expenses incurred or to be incurred by Seller in connection with this Agreement and the consummation of the transactions contemplated hereby (including all fees and expenses for services rendered by any attorneys, accountants, investment bankers and other advisors and agents of Seller, if any, in connection with the transactions contemplated hereby) or otherwise shall be expensed, accrued or otherwise reflected on the books and records of Trust Company.

6.8 Non-competition.

(a) For a period of five years following the Closing Date, neither Seller nor any of its Affiliates, will (i) seek to persuade any testator, grantor, settlor, administrator, trustee, beneficiary or remainderman of any Non-objecting Trust Account (each, a “Trust Party”) to terminate its trust relationship with Purchaser, (ii) assist any Trust Party in internalizing a trust service previously provided by Seller, or (iii) solicit to provide to any testator, grantor, or settlor of any Non-objecting Trust Account trust services of the type provided to such party by Seller prior to the Merger. Notwithstanding the foregoing, nothing contained herein shall prohibit Seller from providing any other banking services to any Trust Party. Also, advertising and other forms of general solicitation that do not specifically relate to trust services of the type provided by Seller prior to the Merger and that are not specifically targeted to a testator, grantor, or settlor of a Non-objecting Trust Account shall not be prohibited by this Section 6.8(a).

(b) If any of the restrictions set forth in Section 6.8(a) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforcement of the remainder of such restrictions and covenants shall not thereby be adversely affected. Seller agrees that, if any provision of Section 6.8(a) should be adjudicated to be invalid or unenforceable, then to the extent any such provision may be made valid and enforceable by limitations on the scope of the activities, geographical area or time period covered, such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible.

(c) Seller’s obligations under this Section 6.8 are of a special and unique character, which gives them a peculiar value, and are supported by valuable consideration. The parties agree that Purchaser cannot be reasonably or adequately compensated in damages in an action at law in the event that Seller breaches such obligations. Therefore, Seller expressly agrees that Purchaser shall be entitled to injunctive and other equitable relief without bond or other security in the event of a breach by Seller of any of its obligations or agreements in this Section 6.8 in addition to any other rights or remedies which Purchaser may possess. Furthermore, the obligations of Seller and the rights and remedies of Purchaser under this Agreement are cumulative, and not in lieu of, any obligations, rights, or remedies created by applicable law.

6.9 Trust Company.

Seller shall use commercially reasonable efforts to cause Trust Company to be duly organized promptly following the execution of this Agreement. Promptly following the organization of Trust Company, Seller shall cause this Agreement to be approved on behalf of Trust Company and shall cause Trust Company to execute and deliver to Purchaser this Agreement, to deliver to Purchaser true, complete and correct copies of the organization certificate and bylaws of Trust Company, to promptly file the Section 154 Petition as contemplated by Section 6.2, and to take all other action necessary to consummate the transactions contemplated hereby, subject to the terms and conditions hereof.

6.10	Accountings.

(a) To the extent that necessary Records are within its control or possession, Seller shall (or, following the entry by the Supreme Court of the Section 154 Order, shall cause Trust Company to) make all accountings required under any Governing Agreement to be performed with respect to the Trust Accounts and Trust Asset Portfolio through the Closing Date. From and after the date of this Agreement, Seller shall send Purchaser copies of (i) all documents filed by it, (ii) all documents filed or served by any other person, and (iii) any orders, judgments or notices issued by any court, in each case in connection with such accountings.

(b) After the Closing Date, if Seller elects to conduct intermediate accountings with respect to any Non-objecting Trust Accounts, Purchaser will, if required, join therein as co-petitioner, and in any event shall cooperate in providing Seller information reasonably needed by Seller in connection with such accountings, so long as such cooperation does not interfere with the normal operation of Purchaser’s trust administration business. Without limiting the generality of the foregoing, the parties shall permit each other’s staffs, during regular business hours, reasonable access to the systems and Records relating to the Non-objecting Trust Accounts for the period covered by any such accountings. Seller shall bear or reimburse Purchaser’s out-of-pocket expenses associated with such accountings, including without limitation reasonable attorney’s fees, to the extent such expenses relate to accounting proceedings for periods prior to the Closing Date.

(c) After the Closing Date, Seller shall join as co-petitioner and cooperate with Purchaser in providing all information reasonably needed for Purchaser to prepare and deliver any accountings (other than those which Seller elects to conduct) with respect to the Non-objecting Trust Accounts which cover any period prior to the Closing Date.

(d) Seller and Purchaser agree that, to facilitate Purchaser’s preparation of future accountings with respect to the Non-objecting Trust Accounts, Seller shall cause to be delivered to Purchaser within twenty-four (24) months after the Closing duplicate copies of all Records in Seller’s possession of the Non-objecting Trust Accounts. In the interim from the Closing until such delivery, the Records shall not be relocated without Purchaser’s written consent, Purchaser shall be the owner of the Records and Seller shall act as custodian thereof.

6.11	Tax Returns.

Purchaser (with the direct and ongoing assistance of Seller’s fiduciary tax staff and its outside tax consultants, at Seller’s expense) shall prepare and file all tax returns related to the Trust Accounts (“Tax Returns”) for 2006 and Seller shall cooperate with Purchaser in providing all information needed by Purchaser in connection therewith. To the extent permitted by law, tax preparation Fees will be charged to the Trust Accounts.

6.12 Pro-ration of Fees; Termination Fees.

To the extent that Fees are paid in advance in respect of any Non-objecting Trust Account for the period during which the Closing Date occurs, Seller shall on the Closing Date make a payment to Purchaser, with respect to each such Non-Objecting Trust Account, equal to the amount determined by multiplying (i) the total amount of such fee paid for such period in respect of such Non-objecting Trust Account times (ii) a fraction, the numerator of which is the number of days remaining in such period after the Closing Date and the denominator of which is the total number of days in the period. To the extent that fees are paid in arrears in respect of any Non-objecting Trust Account for the period during which the Closing Date occurs, Purchaser shall make a payment to Seller equal to the amount determined by multiplying (i) the total amount of such fee paid for such period times (ii) a fraction, the numerator of which is the number of days elapsed in such period (through and including the Closing Date) and the denominator of which is the total number of days in the period. Any such payments shall be made to Seller by the end of the month in which the fees are received by Purchaser. Any “tax letter fee” received in respect of the Non-objecting Trust Accounts shall be fully allocated to the party that prepares and files the tax returns for the fiscal year to which the fee relates, provided that such party shall also provide all of the services that are covered by such tax letter fee. Termination fees generated after the Closing Date from Trust Accounts with respect to which, prior to the Closing Date, a petition has been filed with the Surrogate’s Court with respect to termination of the trust or where a valid receipt and release has been mailed to interested parties will be divided evenly between the parties, and Purchaser shall account to Seller for such fees as and when such fees are collected.

6.13 Employee Matters.

No employees of Seller or Trust Company will be transferred to, or shall become employees or contractors of, Purchaser or any of Purchaser’s Affiliates in connection with or as a result of the transactions contemplated by this Agreement. Seller will be responsible for any severance payments due to such employees of Seller or Trust Company. In the event that Purchaser or any of Purchaser’s Affiliates employ or engage any such persons at any time within twelve months following the Closing Date, Purchaser shall pay to Seller an amount equal to all severance payments paid by Seller to such persons. Such severance payments shall be limited to severance payments that are due under contracts or policies that existed prior to the date of this Agreement or that are approved in advance by Purchaser.

6.14 Referral Arrangement.

Prior to the Closing Date the parties shall enter into a mutually satisfactory arrangement pursuant to which Seller may refer the administration of trusts with assets consistent with the profile of the Trust Accounts subject to this Agreement to Purchaser and receive from Purchaser a reasonable fee to be agreed upon for such referrals.

6.15 Preservation of Records.

The parties agree that each of them shall preserve and keep the Records held by them relating to administration of the Trust Accounts after the Closing Date and shall make such Records and appropriate personnel available to the other as may be reasonably required by such party. In the event either party wishes to destroy (or permit to be destroyed) such Records after that time, such party shall first give ninety (90) days’ prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the Records within one hundred and eighty (180) days after the date of such notice.

ARTICLE VII
INDEMNIFICATION

7.1 Indemnification.

(a) Seller shall indemnify and hold harmless Purchaser and its Affiliates, each of their respective officers, directors, employees and agents from and against any and all Losses which it or they suffer, incur or sustain arising out of or attributable to (whether or not arising out of third party claims): (i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement; (ii) any breach or nonperformance of any covenant to be performed by Seller or Trust Company pursuant to this Agreement; (iii) the failure by Seller to obtain all of the waivers, consents, authorizations, orders and approvals of any interested party with respect to any Governing Agreements with respect to any Non-objecting Trust Accounts, if any, required in order to consummate the Merger and the other transactions contemplated by this Agreement, (iv) any actions or omissions of Seller or Trust Company with respect to, the Non-objecting Trust Accounts at any time prior to the Effective Time; (v) the administration of the Non-objecting Trust Accounts prior to the Effective Time; or (vi) Seller’s failure to deliver any Governing Agreement with respect to any Non-objecting Trust Account. For purposes of establishing whether any matter is indemnifiable pursuant to Section 7.1(a)(i) hereof, the accuracy of representations and warranties made by Seller in this Agreement shall be determined without giving effect to any qualifications to such representations concerning “knowledge”: and “materiality”. The indemnifications provided in this Article VII shall be exclusive remedies and the parties shall not be entitled to any additional remedies available to them.

(b) From and after the Closing Date, subject to the terms and conditions of this Agreement, Purchaser shall indemnify and hold harmless Seller and its Affiliates, each of their respective officers, directors, employees and agents from and against any and all Losses which it or they suffer, incur, or sustain arising out of or attributable to (whether or not arising out of third party claims) (i) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement, (ii) any breach or nonperformance of any covenant to be performed by Purchaser pursuant to this Agreement, and (iii) the business or operations of Purchaser with respect to the Non-objecting Trust Accounts arising from actions or omissions of Purchaser after the Closing Date.

(c) Without limiting the generality of the foregoing provisions of this Section 7.1, as between Seller and Purchaser, the parties agree that with respect to Losses relating to Non-objecting Trust Accounts arising from a breach by Seller or Purchaser, as the case may be, of its fiduciary duty with respect to the management or administration of the Non-objecting Trust Accounts:

(i) Seller shall be solely responsible for any Losses with respect to claims of third parties arising from a breach by Seller of its fiduciary duty on or before the Closing Date (“Seller Matter”), except to the extent Losses which accrue subsequent to the Closing Date are attributable to Purchaser’s breach of fiduciary duty subsequent to the Closing Date;

(ii) Purchaser shall be solely responsible for any Losses with respect to claims of third parties arising from a breach by Purchaser of its fiduciary duty after the Closing Date (“Purchaser Matter”);

(iii) Seller shall indemnify and hold harmless Purchaser and its Affiliates for any Losses with respect to a Seller Matter, except to the extent Losses which accrue subsequent to the Closing Date are attributable to Purchaser’s breach of fiduciary duty subsequent to the Closing Date; and

(iv) Purchaser shall indemnify Seller and its Affiliates for any Losses with respect to a Purchaser Matter.

(d) Notwithstanding any other provision in this Agreement to the contrary, neither Seller nor Purchaser shall be charged with any obligation under the foregoing indemnity (i) unless the aggregate amount of Losses exceeds $20,000 (it being understood that once the aggregate amount of Losses exceeds $20,000, the indemnifying party shall be liable for all Losses (i.e., Losses back to the first dollar)).

(e) The obligations to indemnify and hold harmless a party pursuant to this Section 7.1, other than indemnification obligations provided in Sections 7.1(a)(iv), 7.1(b)(iii) and 7.1(c) hereof, shall terminate on the twelve month anniversary of the Closing Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have previously made a claim within the appropriate time by delivering a notice (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification; and provided, further that all covenants to be performed prior to the Closing shall terminate at the Closing.

(f) The amount of any Losses claimed by any Seller Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto.

(g) An Indemnified Party shall not be entitled to multiple recovery for the same Losses.

(h) In determining the amount of indemnification due under this Article VI, all payments shall be reduced by any tax benefit actually realized by the Indemnified Party on account of the underlying claim.

7.2 Procedure.

(a) Any party entitled to be indemnified under this Agreement (an “Indemnified Party”) seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a “Third Party Claim”) shall give prompt written notice to the other party hereunder (the “Indemnifying Party”). Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party within 45 days after its receipt of a written assertion of liability from the third party; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VII by any failure to provide timely notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an out-of-pocket expense or otherwise has been damaged or prejudiced as a result of such delay.

(b) Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 45 days after receiving notice of the Third Party Claim, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects to defend against any such Third Party Claim, the Indemnifying Party shall not have any liability to the Indemnified Party for Losses under Section 7.1(a), (b) or (c) until such time as it has been finally determined that the Indemnifying Party is liable for such Third Party Claim. Without limiting the foregoing, in defending itself against any Third Party Claim (or direct indemnity claim by Purchaser against Seller) arising under Section 7.1(a)(iv), (v) or Section 7.1(c), the Indemnifying Party may assert as part of its defense that its alleged actions or omissions giving rise to such claim were in accordance with: (x) the terms of any Governing Agreements, (y) applicable state and federal statutory laws and regulations, and/or (z) applicable common law fiduciary standards (including standards with respect to conflicts of interest and self-dealing). If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon the advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense and compromise of such Third Party Claim. In such an event, the Indemnifying Party shall pay the fees and disbursements of counsel to each of the Indemnifying Party and the Indemnified Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim (unless the sole relief payable to a third party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such claim) over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements. Notwithstanding anything to the contrary contained in this paragraph (b), in the event prompt action is required with respect to the defense of a Third Party Claim, the Indemnified Party shall, subject to the terms and conditions of this Article VII, have the right to assume the defense of such Third Party Claim; provided, however, that in the event that the Indemnifying Party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth in this paragraph (b) shall be applicable and the Indemnifying Party shall, subject to the terms and conditions of this Article VII, reimburse the Indemnified Party for any costs and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of such Third Party Claim.

(c) Notwithstanding the foregoing, if an offer of settlement or compromise is made by a third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such indemnifiable claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the Indemnifying Party’s willingness to settle or compromise such Third Party Claim and (B) the aggregate Losses of the Indemnified Party with respect to such claim.

(d) Any claim on account of a Loss which does not involve a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. The Indemnifying Party shall have a period of 45 days within which to respond thereto. If the Indemnifying Party does not respond within such 45-day period, it shall be deemed to have accepted responsibility to make payment, subject to the provisions hereof, and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to such party by applicable law.

ARTICLE VIII
CONDITIONS

8.1 Conditions to Each Party’s Obligations Under This Agreement.

The respective obligations of each of the parties hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) All approvals and orders of Governmental Entities (including without limitation the approvals of the Banking Department, the OCC, and, if applicable, the FDIC, and the Section 154 Order) required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained, all notices required to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been filed, all such regulatory approvals shall be in full force and effect, and all notice periods and waiting periods required by law or regulation in respect thereof or otherwise applicable to the transactions contemplated by this Agreement shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prevents the consummation of the Merger or the transactions contemplated hereby or that could have a Material Adverse Effect on the ability of the Purchaser to conduct a trust administration business with respect to the Trust Accounts in substantially the same manner as the Seller heretofore conducted such business with respect to the Trust Accounts.

8.2 Additional Conditions to Seller’s Obligations Under This Agreement.

The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Seller pursuant to Section 9.4 hereof:

(a) The obligations of Purchaser required to be performed by Purchaser on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, the representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which speaks as of an earlier date), and Seller shall have received a certificate of an executive officer of Purchaser to such effect,

(b) No proceeding initiated by any Governmental Entity seeking an injunction shall be pending, and

(c) None of the Requisite Regulatory Approvals shall contain any condition or requirement (a “Burdensome Condition”) relating to Seller, any of Seller’s Affiliates, or Trust Company which would or would reasonably be expected to so materially and adversely impact the economic or business benefits of the transactions contemplated hereby so as to render inadvisable, in the reasonable, good faith judgment of the Board of Directors of Seller, the consummation of such transactions.

8.3 Additional Conditions to Purchaser’s Obligations Under This Agreement.

The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Purchaser pursuant to Section 9.4 hereof:

(a) The obligations of Seller required to be performed by Seller on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which speaks to an earlier date); and Purchaser shall have received a certificate of an executive officer of Seller to such effect, and

(b) The consent, approval or waiver (other than the Requisite Regulatory Approvals) of each Person whose consent or approval shall be required in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been obtained in writing in a form reasonably acceptable to Purchaser; and

(c) No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; and

(d) No event shall have occurred and no condition shall exist which has or is reasonably likely to have a Material Adverse Effect on the Trust Accounts or the trust administration business being acquired by Purchaser; and

(d) None of the Requisite Regulatory Approvals shall contain any Burdensome Condition relating to Purchaser, any of Purchaser’s Affiliates or Trust Company which would or would reasonably be expected to so materially and adversely impact the economic or business benefits of the transactions contemplated hereby so as to render inadvisable, in the reasonable, good faith judgment of the Special Committee of the Board of Directors of Purchaser, the consummation of such transactions.

ARTICLE IX
TERMINATION AND AMENDMENT

9.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Seller or Purchaser, upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended petition or application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

(c) by either Seller or Purchaser, if the Merger shall not have been consummated on or before December 31, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Seller or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of any representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of a representation or warranty by Purchaser) or Section 8.3(a) (in the case of a breach of a representation or warranty by Seller); or

(e) by either Seller or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto.

9.2 Effect of Termination.

In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 9.2 and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.3 Amendment.

Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extension; Waiver.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X
GENERAL PROVISIONS

10.1 Closing; Deliveries of Seller at Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the first Business Day immediately following the effective date of the Section 154 Order, or the first Business Day thereafter on which all of the conditions set forth in Article VIII (other than those conditions which relate to actions to be taken at the Closing) shall have been satisfied (or, where permissible, waived) (the “Closing Date”), at the offices of Boylan, Brown, Code, Vigdor & Wilson, LLP, 2400 Chase Square, Rochester, NY 14604, unless another time, date or place is agreed to in writing by the parties hereto.

(b) At the Closing, Trust Company shall deliver to Purchaser possession of all Trust Assets held on behalf of the Non-objecting Trust Accounts of the kinds and in the amounts required by the related Governing Agreements, free of any liens or encumbrances other than those expressly provided under the applicable Governing Agreements. Until possession of each of such Trust Assets related to a Non-objecting Trust Account is so delivered, Trust Company (or Seller to the extent still in possession of any such Trust Asset) shall hold the same as custodian for the benefit of Purchaser.

(c) At the Closing, Seller shall (or shall cause Trust Company to) transfer to Purchaser, at the times and in the manner set forth in writing by Purchaser, custody of all files, papers, books, Records, Systems Records, documents, microfilm, certificate inventory and similar property which are necessary for the ongoing administration and servicing of the Non-objecting Trust Accounts and the Trust Asset Portfolio.

(d) At the Closing, Seller shall (or shall cause Trust Company to) deliver to Purchaser such other instruments of transfer as shall be necessary to transfer to and vest in Purchaser all of the right, title and interest of Seller and Trust Company in and to such Non-objecting Trust Accounts and the Trust Assets held therein.

10.2 Expenses.

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s breach of any provision of this Agreement. subject to Article VII.

10.3 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Purchaser, to:

The Canandaigua National Bank and Trust Company
72 South Main Street
Canandaigua, New York 14424
Attention: Lawrence A. Heilbronner, SVP and CFO

and a copy to:

Boylan, Brown, Code, Vigdor & Wilson, LLP
2400 Chase Square
Rochester, New York 14604
Attention: Robert F. Mechur, Esq.

(b) if to Seller, to:

Five Star Bank
c/o Financial Institutions, Inc.
200 Liberty Street
Warsaw, New York
Attention: James Rudgers

with a copy to:

Edwards Angell Palmer & Dodge, LLP
2800 Financial Plaza
Providence, Rhode Island 02903
Attn: V. Duncan Johnson, Esq.

10.4 Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Counterparts; Facsimiles; pdf.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart (provided that notwithstanding the foregoing, this Agreement shall become effective with respect to Purchaser and Seller when counterparts have been signed by each of them and delivered to the other). Executed documents transmitted by facsimile or pdf shall be deemed originals.

10.6 Entire Agreement.

This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof

10.7 Governing Law; Venue.

This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law. Any legal disputes hereunder shall be brought exclusively in the state or federal courts of New York.

10.8 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.9 Assignment; No Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signatures appear on following pages]

The parties hereto have executed this Agreement as of the date set forth above.

THE CANANDAIGUA NATIONAL BANK AND TRUST COMPANY

By: George W. Hamlin, IV
Name: George W. Hamlin, IV
Title: President and CEO

FIVE STAR BANK

By: James T. Rudgers
Name: James T. Rudgers
Title: E.V.P.

Schedule 3.6(a)

to
TRUST COMPANY AGREEMENT AND PLAN OF MERGER
The Canandaigua National Bank and Trust Company
and
Five Star Bank

1. Approval by the Charities Bureau of the New York Attorney General’s Office.

Schedule 3.10 (a)

NONE

Schedule 3.10 (b)
Termination Date of
Employee Name	Type of Arrangement	Arrangement	Extension Term
Graham, Brandi	Stay Bonus	3/31/2006	180 days

Kasprzyk, Nicole	Stay Bonus	3/31/2006	180 days

McKenna, Kevin	Stay Bonus	3/31/2006	180 days

Tucker, Matthew	Stay Bonus	3/31/2006	180 days

Wells, Robert	Stay Bonus	3/31/2006	180 days

Schedule 4.3(a)

to
TRUST COMPANY AGREEMENT AND PLAN OF MERGER
The Canandaigua National Bank and Trust Company
and
Five Star Bank

None.